Exhibit 99.1
CNX Gas Reports Second Quarter Results
Pittsburgh, PA (July 26, 2006) — CNX Gas Corporation (NYSE: CXG) reported net income for the quarter ended June 30, 2006 of $38.2 million, or $0.25 per diluted share. This is up nearly 125%, when compared with net income of $17.0 million for the quarter ended June 30, 2005. Production was 13.8 billion cubic feet (Bcf), or 151.2 million cubic feet per day (MMcf/d), for the quarter ended June 30, 2006, up 22% from the 11.3 Bcf, or 124.0 MMcf/d, for the quarter ended June 30, 2005. The quarterly production was a company record. The June 30, 2006 quarter included proceeds from business interruption insurance of $4.0 million (pre-tax) related to an incident at an affiliated mine in the first half of 2005.
Nicholas J. DeIuliis, president and chief executive officer, said, “We hit several key milestones in our strategic plan for 2006 in the second quarter. First, we began our drilling program in Mountaineer. Second, we updated our reserve assessment. And third, we saw construction begin on the Jewell Ridge lateral. I am very pleased that during this time, we were also able to achieve another quarter of record production.”
TABLE 1
FINANCIAL AND OPERATIONAL RESULTS — Period-To-Period

	Quarter Ended	Quarter Ended		Six Months Ended	Six Months Ended
	June 30, 2006	June 30, 2005		June 30, 2006	June 30, 2005
Total Revenue and Other Income	$122.9	$111.1		$271.1	$217.1
Net Income	$38.2	$17.0		$84.0	$43.5
Earnings per Share — Diluted	$0.25	$0.11	*	$0.56	$0.29	*
Net Cash from Operating Activities	$41.5	$45.3		$126.8	$81.8
EBITDA	$70.6	$35.7		$154.1	$88.0
EBIT	$61.6	$27.6		$136.2	$70.8
Total Period Production (Bcf)	13.8	11.3		27.4	23.6
Average Daily Production (MMcf)	151.2	124.0		151.3	130.3
Capital Expenditures	$42.9	$25.8		$83.1	$36.6
Financial results are in millions of dollars except per share amounts. Production results are net of royalties. *Pro forma earnings per share for the June 2005 quarter assumes the same number of shares outstanding as the June 2006 quarter.
The average price realized for the company’s gas production, including the effects of hedging, was $6.84 per Mcf for the quarter ended June 30, 2006. This was up 39% from the $4.92 per Mcf received for the quarter ended June 30, 2005. Fully loaded unit costs for company production, exclusive of royalties, were $2.96 per Mcf in the just-ended quarter, or 7% higher than the $2.76 per Mcf for the quarter ended June 30, 2005. As a result, pre-tax unit margins for company production were $3.88 in the June 30, 2006 quarter, up 80% from $2.16 in the June 30, 2005 quarter.
Mr. DeIuliis commented on unit costs and margins, saying, “Our unit costs were most affected by firm transportation increases of $0.21, quarter over quarter. There were two components to this. First, we paid more to ship our Virginia gas on the interstate pipeline system. Second, we adopted a new accounting pronouncement at the beginning of 2006 that had the effect of increasing our transportation costs by $0.11 in the second quarter, but had no overall effect on net income.”
Unit costs were also affected by higher administration costs, primarily as a result of CNX Gas becoming a stand alone, publicly-traded entity.

Mr. DeIuliis continued, “It is encouraging that on the production front, our lifting costs, other production costs, and gathering operating costs were down significantly, quarter over quarter. Our managers in the field are doing an exceptional job in keeping costs under control, while not compromising our safety.”
TABLE 2
PRICE AND COST DATA PER NET MCF — Period-To-Period Comparison

	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Average Sales Price/Mcf	$6.84	$4.92	$7.23	$5.33
Costs/Mcf — Production
Lifting	$0.31	$0.41	$0.32	$0.35
Other Production Costs	$0.17	$0.21	$0.16	$0.25
Administration	$0.57	$0.35	$0.54	$0.34
DD&A	$0.43	$0.48	$0.44	$0.50
Production Taxes	$0.21	$0.18	$0.23	$0.18
Costs/Mcf — Gathering
Operating Costs	$0.69	$0.73	$0.66	$0.66
Transportation	$0.35	$0.14	$0.27	$0.11
DD&A	$0.23	$0.26	$0.23	$0.25
Total Costs/Mcf	$2.96	$2.76	$2.85	$2.64
Includes amounts attributable to equity in affiliates.
Operations Update
During the quarter ended June 30, 2006, CNX Gas began production from 60 coalbed methane wells, all of which were in its Virginia Operations (previously known as Central Appalachia). These figures are exclusive of gob wells.
When added to the 70-1/4 wells CNX Gas brought online in the first quarter, the company overall is ahead of its internal forecast. Virginia operations are running at a record pace. The Mountaineer (formerly known as Northern Appalachia) 2006 drilling program began in May as two refurbished rigs arrived. A third rig arrived this week. The company now has a total of nine rigs running in all areas, up from six at year-end 2005.
In Virginia, the company now plans to drill 250 wells in 2006, higher than an earlier estimate of 215. The funding for these additional wells will be transferred from the Knox program in Tennessee. In Mountaineer, despite the late start, the company will drill 20 wells this year, down from the initial estimate of 23. These revisions to the drilling plan offset each other, so that the 2006 guidance for capital expenditures remains unchanged at $190 million.
Also during the second quarter, CNX Gas employees worked another quarter without having a lost time accident. This raises the cumulative time worked by employees without a lost time incident to 1.88 million hours.
Financial Update
The company ended the quarter with cash on hand of $64.3 million, slightly lower than the $65.4 million at March 31, 2006. CNX Gas made all of its year-to-date estimated tax payments during the second quarter totaling $24.3 million, while also making capital expenditures of $42.9 million during the quarter.
CNX Gas has outstanding letters of credit of $16.8 million, but otherwise has no drawn amounts on its $200 million credit facility.

Mr. DeIuliis further commented, “Our continuing goal is to be an industry leader in an important metric: return on capital employed (ROCE). For the first half of 2006, we achieved, on an annualized basis, a 24.2% return on capital employed. We feel this parameter is the best measure of the efficient deployment of capital in the long term. And the path to that goal is what makes us unique: low cost production and organic growth.”
Guidance
The three-year guidance remains unchanged from the previous quarter:
TABLE 3
GUIDANCE — Three-Year

	2006	2007	2008
Total Period Production (Bcf)	55.7	64.9	76.2
Production Growth	15%	16%	17%
Volumes Hedged (Bcf)	17.0	7.4	7.4
Average Hedge Price ($/Mcf)	7.42	7.67	7.20
Capital Expenditures ($MM)	190	222	233
“We remain committed to our 2006-2008 guidance,” commented Mr. DeIuliis. “Clearly, we are off to a good start in the first half with production and costs in 2006. Looking to the third quarter, I expect production to be comparable to the second quarter. A key variable this quarter will be possible curtailments, due to interstate pipeline maintenance, that could occur before the start-up of the Jewell Ridge lateral.”
CNX Gas will host a conference call today at 10:00 a.m. Eastern time to discuss the company’s second quarter results. The teleconference can be heard “live” at the investor relations portion of the company web site: www.cnxgas.com.
Description
CNX GAS CORPORATION is an independent natural gas exploration, development, production and gathering company operating in the Appalachian Basin of the United States. In May 2006, Business Week cited CNX Gas in its survey of Hot Growth Companies. Effective June 30, 2006, CNX Gas was added to the membership of companies included in the Russell 3000® Index and the Russell Midcap® Index.
Contact:
Dan Zajdel
Director — Investor and Public Relations
(412) 854-6719
danzajdel@cnxgas.com
www.cnxgas.com
Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes, and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Gas because they are widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT and EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:
CNX Gas
EBIT & EBITDA Reconciliation
(000) Omitted

	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Net Income	$38,153	$16,992	$84,029	$43,518
Add: Interest Expense	2	—	9	—
Less: Interest Income	728	—	1,098	—
Add: Income Taxes	24,167	10,638	53,228	27,243

Earnings Before Interest & Taxes (EBIT)	$61,594	$27,630	$136,168	$70,761
Add: Depreciation, Depletion, & Amortization	8,987	8,112	17,891	17,212

EBITDA	$70,581	$35,742	$154,059	$87,973
CNX Gas
Capital Employed and Return on Capital Employed
(000) Omitted
Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used, it includes CNX Gas’ property, plant, and equipment and other assets less liabilities.

	Quarter Ended	Quarter Ended
Capital Employed	June 30, 2006	December 31, 2005
Total assets	$971,975	$874,856
Less liabilities:
Total current liabilities	(56,770)	(86,158)
Total long-term liabilities (other than indebtedness)	(124,935)	(109,226)

Total Capital Employed	$790,270	$679,472
Return on average capital employed (ROCE) is a performance measure ratio. ROCE is defined as net income plus after-tax interest expense, divided by average capital employed. Below is a calculation of ROCE for the first half of 2006. In order to annualize the result on a compounded basis, a “1” is added to the six months’ ROCE, before it is raised to the second power.

Six Months Ended
Return on Capital Employed	June 30, 2006
Net Income	$84,029
Financing costs (after-tax):	—
Third-party debt	—
All other financing costs	(6)

Total financing costs	(6)

Earnings excluding financing costs	$84,035
Average capital employed	$734,871
Return on average capital employed (six months)	11.4%
Return on average capital employed-annualized	24.2%
Management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity, which measures the return on only the shareholders’ equity component of total capital employed.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Various statements in this release, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934). These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: our business strategy; our financial position; our cash flow and liquidity; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves; replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions, capacity constraints in or other limitations on the pipeline systems which deliver our gas; competition in the gas industry; the availability of personnel and equipment; increased costs; the effects of government regulation and permitting and other legal requirements; legal uncertainties regarding the ownership of the coalbed methane estate; costs associated with perfecting title for gas rights in some of our properties; our need to use unproven technologies to extract coalbed methane in some properties; our relationships and arrangements with CONSOL Energy; and other factors discussed under “Risk Factors” in the 10-K for the year ended December 31, 2005. We are including this cautionary statement in this release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us.

CNX GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue and Other Income:
Outside Sales	$92,194	$53,311	$193,987	$121,197
Related Party Sales	1,404	1,701	3,034	3,399
Royalty Interest Gas Sales	12,686	9,066	28,493	18,742
Purchased Gas Sales	9,778	44,975	32,130	69,257
Other Income	6,790	2,019	13,431	4,527

Total Revenue and Other Income	122,852	111,072	271,075	217,122
Costs and Expenses:
Lifting Costs	7,016	6,438	14,695	12,180
Gathering and Compression Costs	15,130	10,451	26,991	19,222
Royalty Interest Gas Costs	10,267	7,026	23,683	14,463
Purchased Gas Costs	9,986	45,592	32,751	70,086
Other	2,035	2,336	3,864	5,594
Equity in (Earnings) Loss of Affiliates	(625)	(219)	(772)	132
General and Administrative	7,734	3,706	14,706	7,472
Depreciation, Depletion and Amortization	8,987	8,112	17,891	17,212
Interest Expense	2	—	9	—

Total Costs and Expenses	60,532	83,442	133,818	146,361

Earnings Before Income Taxes	62,320	27,630	137,257	70,761
Income Taxes	24,167	10,638	53,228	27,243

Net Income	$38,153	$16,992	$84,029	$43,518

Earnings per share:
Basic	$0.25	$0.14	$0.56	$0.35

Diluted	$0.25	$0.14	$0.56	$0.35

Weighted Average Number of Common Shares Outstanding:
Basic	150,833,334	122,896,667	150,833,334	122,896,667

Dilutive	151,060,061	122,988,359	151,004,996	122,988,359